Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Kratos Defense & Security Solutions, Inc. on Form 10-K for the year ended December 28, 2008, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to the 1998 Digital Fusion, Inc. Stock Option Plan, 1999 Digital Fusion, Inc. Stock Option Plan, 2000 Digital Fusion, Inc. Stock Option Plan, 2005 Digital Fusion, Inc. Stock Option Plan, and Amended and Restated 2005 Digital Fusion, Inc. Equity Incentive Plan, of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Diego, CA

March 9, 2009